Exhibit 10.02

AMENDMENT FOUR  To Employment Agreement Between

Xcel Energy Inc. and

Paul J. Bonavia

This Amendment Four is an amendment to the Employment Agreement (“Agreement”) between Xcel Energy Inc., as successor to New Century Energies, Inc., and Paul J. Bonavia (“Participant”). Said Agreement was first effective December 15, 1997, and later amended with the First, Second and Third Amendments thereto, and is now amended further with the following Amendment Four:

1.               Section 7.1 Termination for Good Reason, is hereby amended by substituting the following introductory paragraph for the introductory paragraph as it appears therein (while retaining all of the remainder of said Section 7.1):

“Good Reason” means the occurrence, on or after the date of a Change in Control(as that term is defined in the Xcel Energy Senior Executive Severance and Change in Control Policy), of one or more of the following events or circumstances, as determined in good faith by the Executive:

2.              Section 7.3 Termination for Cause, is hereby amended by substituting the following for the last sentence thereof:

“Termination for Cause” shall mean the termination of Executive’s employment by the Company because of Executive’s fraud or dishonesty which has resulted, or is likely to result, in material economic damage to the Company, as determined in good faith by a vote of two-thirds of the non-employee directors at a meeting of the Company’s Board of Directors at which Executive has been afforded an opportunity to be heard.”

3.              Section 7.4  Termination After Change in Control, is hereby amended in its entirety to read as follows:

In the event of a Change in Control (as defined in the Xcel Energy Senior Executive Severance and Change in Control Policy), the Executive shall be entitled to the greater of: (a) the payment he would otherwise be entitled to receive for the remaining term of employment under this Agreement; or (b) those payments provided under the Xcel Energy Senior Executive Severance and Change in Control Policy.

IN WITNESS WHEREOF, the parties have executed this Amendment Four to the Agreement, effective June 1, 2007.

ATTEST:	XCEL ENERGY INC.

By:	By:	/s/ Richard C. Kelly
Its		Richard C. Kelly,
President and CEO

EXECUTIVE

/s/ Paul J. Bonavia
Paul J. Bonavia